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                                                                    EXHIBIT 23.5

                   [Bowles Hollowell Conner & Co. Letterhead]
                               INVESTMENT BANKERS

                                    CONSENT
                                       OF
                         BOWLES HOLLOWELL CONNER & CO.

     We hereby consent to (i) the inclusion of our opinion letter dated June 22, 1998, to the Board of Directors of Dan River Inc. ("Dan River") as Annex B to the Joint Proxy Statement/Prospectus, which forms a part of the Registration Statement on Form S-4, relating to the proposed merger transaction involving
The Bibb Company and Dan River and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions "SUMMARY -- The Merger -- Opinions of Financial Advisors" and "THE MERGER -- Background of the Merger" and "-- Opinion of Dan River's Financial Advisor" and "-- Reasons for the Merger" and in the Supplement to Joint Proxy Statement/Prospectus under the captions "Opinion of Dan River's Financial Advisor" and "Recommendation of Dan River Board of Directors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                        Sincerely,

                                        BOWLES HOLLOWELL CONNER & CO



                                        /s/  William A. Morrissett
                                        --------------------------
                                        William A. Morrissett
                                        Managing Director


Charlotte, North Carolina
September 22, 1998